Exhibit 99.1

Avenue Therapeutics Reports Second Quarter 2020 Financial Results and Recent Corporate Highlights

New York, NY – August 14, 2020 – Avenue Therapeutics, Inc. (NASDAQ: ATXI) (“Avenue”), a company focused on the development of intravenous (“IV”) tramadol for the U.S. market, today reported financial results and recent corporate highlights for the second quarter ended June 30, 2020.

“We were pleased to announce several publications pertaining to IV tramadol in peer-reviewed journals recently. These publications highlight the positive data and accomplishments from our Phase 3 program,” said Lucy Lu, M.D., Avenue’s President and CEO. “We look forward to an eventful second half of 2020 as we approach IV tramadol’s Prescription Drug User Fee Act (“PDUFA”) date of October 10, 2020.”

Recent Corporate Highlights:

•	In April 2020, Avenue announced that two e-posters highlighting efficacy and safety results from its Phase 3 program were available for online viewing from the cancelled Annual Regional Anesthesiology and Acute Pain Medicine Meeting hosted by the American Society of Regional Anesthesia and Pain Medicine.
o	The e-poster (816) titled “Intravenous Tramadol is Effective in Management of Postoperative Pain Following Abdominoplasty: A 3-arm Randomized Controlled Trial” presents data from the Phase 3 abdominoplasty study and can be found here.
o	The e-poster (1001) titled “IV tramadol – A New Treatment Option for Management of Post-Operative Pain: A Safety Trial Including Various Types of Surgery” presents data from the Phase 3 safety study and can be found here.
•	In June 2020, Avenue announced the following clinical study publications in peer-reviewed journals.
o	The publication titled “Intravenous Tramadol is Effective in the Management of Postoperative Pain Following Abdominoplasty: A Three-Arm Randomized Placebo- and Active-Controlled Trial” was published in Drugs in R&D and can be accessed here.
o	The publication titled “IV Tramadol – A New Treatment Option for Management of Post-Operative Pain in the U.S: An Open-Label, Single-Arm, Safety Trial Including Various Types of Surgery” was published in Journal of Pain Research and can be accessed here.
•	In July 2020, Avenue announced the following publication of its Phase 3 bunionectomy study.
o	The publication titled “Efficacy and Safety of Intravenously Administered Tramadol in Patients with Moderate to Severe Pain Following Bunionectomy: A Randomized, Double-Blind, Placebo-Controlled, Dose-Finding Study” was published in Pain and Therapy and can be accessed here.

2020 Financial Results:

•	Cash Position: As of June 30, 2020, Avenue’s cash and cash equivalents totaled $5.3 million, compared to $6.6 million at March 31, 2020 and $8.7 million at December 31, 2019, a decrease of $1.3 million for the quarter and a decrease of $3.4 million year-to-date.
•	R&D Expenses: Research and development expenses for the second quarter of 2020 were $1.2 million, compared to $6.4 million in the second quarter of 2019. This decrease of $5.2 million was primarily attributable to the completion of the abdominoplasty and safety studies in 2019.
•	G&A Expenses: General and administrative expenses for the second quarters of 2020 and 2019 were flat at approximately $0.7 million, each.
•	Net Loss: Net loss attributable to common stockholders for the second quarter of 2020 was $1.9 million, or $0.11 per share, compared to a net loss of $7.0 million, or $0.43 per share, in the second quarter of 2019.

About Avenue Therapeutics

Avenue Therapeutics is a specialty pharmaceutical company whose mission is to develop IV tramadol, a potential alternative that could reduce the use of conventional opioids, for patients suffering from acute pain in the U.S. Avenue is headquartered in New York City and was founded by Fortress Biotech, Inc. (NASDAQ: FBIO). For more information, visit www.avenuetx.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Such statements include, but are not limited to, any statements relating to our growth strategy and product development programs and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock value. Factors that could cause actual results to differ materially from those currently anticipated include: risks related to us obtaining regulatory approval from the FDA for our product candidate, risks relating to the COVID-19 outbreak and its potential impact on our employees’ and consultants’ ability to complete work in a timely manner, risks relating to our growth strategy; risks relating to the results of research and development activities; risks relating to the timing of starting and completing clinical trials; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; uncertainties relating to preclinical and clinical testing; our dependence on third-party suppliers; our ability to attract, integrate and retain key personnel; the early stage of products under development; our need for substantial additional funds; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Jaclyn Jaffe and William Begien

Avenue Therapeutics, Inc.

(781) 652-4500

ir@avenuetx.com

AVENUE THERAPEUTICS, INC.
Condensed Balance Sheets
($ in thousands, except for share and per share amounts)

	June 30,	December 31,
	2020	2019
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$5,257	$8,745
Prepaid expenses and other current assets	74	170
Total Assets	$5,331	$8,915

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$1,193	$1,101
Accounts payable and accrued expenses - related party	37	14
Licenses payable	-	1,000
Total current liabilities	1,230	2,115

Total Liabilities	1,230	2,115

Commitments and Contingencies

Stockholders' Equity
Preferred Stock ($0.0001 par value), 2,000,000 shares authorized
Class A Preferred Stock, 250,000 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	-	-
Common Stock ($0.0001 par value), 50,000,000 shares authorized
Common shares, 16,702,803 and 16,682,190 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	2	2
Additional paid-in capital	75,346	74,915
Accumulated deficit	(71,247)	(68,117)
Total Stockholders' Equity	4,101	6,800
Total Liabilities and Stockholders' Equity	$5,331	$8,915

AVENUE THERAPEUTICS, INC.

Condensed Statements of Operations
($ in thousands, except for share and per share amounts)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2020	2019	2020	2019
Operating expenses:
Research and development	$1,219	$6,392	$1,916	$16,633
General and administrative	684	716	1,261	1,835
Loss from operations	(1,903)	(7,108)	(3,177)	(18,468)

Interest income	(15)	(126)	(47)	(217)
Net Loss	$(1,888)	$(6,982)	$(3,130)	$(18,251)

Net loss per common share outstanding, basic and diluted	$(0.11)	$(0.43)	$(0.19)	$(1.21)

Weighted average number of common shares outstanding, basic and diluted	16,474,655	16,314,763	16,474,655	15,035,811